As filed with the Securities and Exchange Commission on May 2, 2017.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-50774

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-50776

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-111498

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-123233

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-153337

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-163543

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-184576

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-208273

Under the Securities Act of 1933

ISLE OF CAPRI CASINOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1659606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Emerson Road, Suite 300

St. Louis, Missouri 63141

(314) 813-9200

(Address of Principal Executive Offices)

ISLE OF CAPRI CASINOS, INC. 2000 LONG-TERM STOCK INCENTIVE PLAN

ISLE OF CAPRI CASINOS, INC. DEFERRED BONUS PLAN

ISLE OF CAPRI CASINOS, INC. 2005 DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED ISLE OF CAPRI CASINOS, INC. 2000 LONG-TERM STOCK INCENTIVE PLAN

ISLE OF CAPRI CASINOS, INC. NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

CASINO AMERICA, INC. DEFERRED COMPENSATION PLAN

ISLE OF CAPRI CASINOS, INC. 2009 LONG-TERM STOCK INCENTIVE PLAN

ISLE OF CAPRI CASINOS, INC. AMENDED AND RESTATED 2009 LONG-TERM STOCK INCENTIVE PLAN

ISLE OF CAPRI CASINOS, INC. SECOND AMENDED AND RESTATED 2009 LONG-TERM STOCK INCENTIVE PLAN

(Full titles of the Plans)

Edmund L. Quatmann, Jr.

Chief Legal Officer

600 Emerson Road, Suite 300

St. Louis, Missouri 63141

(Name and Address of Agent For Service)

(314) 813-9200

(Telephone Number, Including Area Code, of Agents For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Isle of Capri Casinos LLC, a Delaware limited liability company (as successor by merger to Isle of Capri Casinos, Inc., a Delaware corporation) (the “Company”) to deregister all shares of common stock, par value $0.01 per share, of the Company (“Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”):

•	File No. 333-50774 filed with the Commission on November 28, 2000, pertaining to the registration of 2,150,000 Shares issuable under the Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan.

•	File No. 333-50776 filed with the Commission on November 28, 2000, pertaining to the registration of 650,000 Shares issuable under the Isle of Capri Casinos, Inc. Deferred Bonus Plan.

•	File No. 333-111498 filed with the Commission on December 23, 2003, pertaining to the registration of 1,500,000 Shares issuable under the Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan.

•	File No. 333-123233 filed with the Commission on March 10, 2005, pertaining to the registration of 125,000 Shares issuable under the Isle of Capri Casinos, Inc. 2005 Deferred Compensation Plan, Nonemployee Director Deferred Compensation Plan and Casino America, Inc. Deferred Compensation Plan.

•	File No. 333-153337 filed with the Commission on September 5, 2008, pertaining to the registration of 2,000,000 Shares issuable under the Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan.

•	File No. 333-163543 filed with the Commission on December 7, 2009, pertaining to the registration of 1,000,000 Shares issuable under the Isle of Capri Casinos, Inc. 2009 Long-Term Stock Incentive Plan.

•	File No. 333-184576 filed with the Commission on October 24, 2012, pertaining to the registration of 1,750,000 Shares issuable under the Isle of Capri Casinos, Inc. Amended and Restated 2009 Long-Term Stock Incentive Plan.

•	File No. 333-208273 filed with the Commission on November 30, 2015, pertaining to the registration of 2,000,000 Shares issuable under the Isle of Capri Casinos, Inc. Second Amended and Restated 2009 Long-Term Stock Incentive Plan.

On May 1, 2017, Eldorado Resorts, Inc., a Nevada corporation (“ERI”), completed its previously announced acquisition of Isle of Capri Casinos, Inc., pursuant to the Agreement and Plan of Merger, dated as of September 19, 2016 (the “Merger Agreement”), by and among Isle of Capri Casinos, Inc., ERI, Eagle I Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of ERI (“Merger Sub A”), and the Company. Pursuant to the terms of the Merger Agreement, ERI acquired Isle of Capri Casinos, Inc. pursuant to a business combination in which (a) Merger Sub A merged with and into Isle of Capri Casinos, Inc. (the “First Step Merger”), and (b) immediately following the First Step Merger, Isle of Capri Casinos, Inc. merged with and into the Company (together with the First Step Merger, the “Mergers”). As a result of the Mergers, the separate corporate existence of Isle of Capri Casinos, Inc. ceased, the Company continued as the surviving company and the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under such Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration the Common Stock registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on May 2, 2017.

ISLE OF CAPRI CASINOS LLC

By:	/s/ Gary L. Carano
Gary L. Carano
Authorized Officer